LETTER OF INTENT



September 5, 2002


Mr. Boyd Bassham
c/o Wall Street Mortgage Corporation
2201 Royal Lane
Suite 210
Irving, TX 75063

Dear Mr. Bassham:

This letter evidences our mutual understanding, in principle, whereby The Prestige Group.Net, Inc., a Nevada corporation ("Prestige"), will acquire, from you, as the sole holder thereof (the "Seller"), all of the issued and outstanding capital stock (the "WSMC Shares") of Wall Street Mortgage Corporation, a Texas limited liability company ("WSMC"), on the terms outlined herein (the "Share Exchange").

1.    The  Parties.  Prestige shall be the purchaser of the  WSMC
Shares.   You,  as the record and beneficial owner  of  the  WSMC
Shares, shall be the Seller.

2. The Nature of the Transaction. Prestige will acquire the WSMC Shares from the Seller. In consideration of the sale of the WSMC Shares by the Seller to Prestige, Prestige will issue and deliver to the Seller that number of shares of common stock of Prestige as the parties shall mutually determine (the "Prestige Shares"). We shall use our respective best efforts promptly to value the WSMC Shares and the Prestige Shares in a manner and utilizing methods standard for transactions of this nature and magnitude. All of the Prestige Shares, when issued, shall be validly issued, duly paid, non-assessable, and free and clear of any liens and/or encumbrances. The Prestige Shares shall be issued in a private transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended, and shall be subject to the restrictions on transfer as set forth in Rule 144 as promulgated by the Securities and Exchange Commission.

3. Other Provisions. As a result of the proposed Share Exchange, WSMC will become a wholly-owned subsidiary of Prestige. Prestige also currently intends and expects that, as of the date on which WSMC becomes a wholly-owned subsidiary of Prestige, the present management of WSMC would be serving in their present positions and, therefore, would be eligible for participation in any benefit and/or stock option plans or programs offered to similarly-ranked officers of any other subsidiaries of Prestige.

4. Due Diligence. Closing of the proposed Share Exchange is contingent upon completion by Prestige, or its designated representatives, of its due diligence investigation, the results of which must be satisfactory to Prestige's board of directors, in their sole and absolute discretion. Said due diligence investigation shall include, but not be limited to, a review of the financial statements, books, and corporate records of WSMC. In addition, prior to the closing of the proposed Share Exchange, the Seller shall be afforded the opportunity to obtain such information about Prestige as he may deem relevant to making the decision to exchange all of the WSMC Shares for Prestige Shares.

5. Miscellaneous. This letter is an expression of our mutual intent and is not a binding contract. We each contemplate that the proposed Share Exchange will be concluded pursuant to the terms and provisions of a definitive agreement to be negotiated by the parties, which will be signed by Prestige and the Seller. In this regard, we contemplate that we will each make the usual and customary representations and warranties concerning the business and financial condition of WSMC and Prestige, respectively, as may be appropriate in a transaction of this nature and magnitude. The consummation of the proposed Share Exchange shall also be subject to receipt of any necessary (a) approvals by the board of directors and shareholders of Prestige and/or WSMC, (b) consents of third parties, and (c) governmental approvals. If the foregoing is acceptable, in principle, please sign a copy of this letter in the space provided below and return the same to us.

Very truly yours,

THE PRESTIGE GROUP.NET, INC.



By:  /s/ Douglas G. Gregg
     -----------------------------
     DougDouglas G. Gregg, President


ACCEPTED AND AGREED TO
As of this 5th day of September, 2002:



     /s/ Boyd Bassham
     --------------------------
            Boyd Bassham